EXHIBIT 23.1




                               CONSENT OF KPMG LLP



The Board of Directors
Mobius Management Systems, Inc.


We consent to incorporation by reference in the registration statement (No. 33-57695) on Form S-8 of Mobius Management Systems, Inc. of our report dated July 25, 2001 relating to the consolidated balance sheets of Mobius Management Systems, Inc. and subsidiaries as of June 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, and the related financial statement schedule, which report appears in the 2001 Form 10-K of Mobius Management Systems, Inc.


KPMG LLP

Stamford, CT
September 26, 2001